Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2008 FOURTH
QUARTER AND FULL-YEAR RESULTS
•	Achieves Fourth Quarter Earnings per Diluted Share of $0.17

•	Reports Fiscal 2008 Full-Year Earnings per Diluted Share of $0.64

•	Declares Quarterly Cash Dividend of $0.05 per Share
EL SEGUNDO, Calif., February 26, 2009 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2008 fourth quarter and full year ended December 28, 2008.
As the Company previously reported, for the fiscal 2008 fourth quarter, net sales were $219.6 million, compared to net sales of $232.1 million for the fourth quarter of fiscal 2007. Same store sales declined 8.6% for the fourth quarter, due to a decrease in customer traffic as a result of the continuation of the challenging consumer environment.
Gross profit for the fiscal 2008 fourth quarter was $71.3 million, compared to $79.2 million in the fourth quarter of the prior year. The Company’s gross profit margin was 32.5% in the fiscal 2008 fourth quarter versus 34.1% in the fourth quarter of the prior year. The decrease in gross profit margin was driven primarily by a decline of approximately 50 basis points in product selling margins and deleveraging of store occupancy costs due to lower sales levels.
Selling and administrative expense as a percentage of net sales was 29.3% in the fiscal 2008 fourth quarter versus 28.8% in the fourth quarter of the prior year, primarily reflecting deleveraging of expenses as a result of lower sales volume. Overall selling and administrative expense declined $2.6 million during the quarter from the fourth quarter of the prior year, due to lower advertising, store-related and administrative expenses.

Net income for the fourth quarter of fiscal 2008 was $3.6 million, or $0.17 per diluted share, compared to net income of $6.2 million, or $0.28 per diluted share, for the fourth quarter of fiscal 2007.
For the fiscal 2008 full year ended December 28, 2008, net sales decreased $33.6 million, or 3.7%, to $864.7 million from net sales of $898.3 million for fiscal 2007. Same store sales decreased 7.0% in fiscal 2008 versus the prior year. Net income was $13.9 million, or $0.64 per diluted share, for fiscal 2008, compared to net income of $28.1 million, or $1.25 per diluted share, in fiscal 2007. Results for fiscal 2008 include a previously reported non-recurring pre-tax charge of $1.5 million, or $0.04 per diluted share, recorded in the second quarter to correct an error in the Company’s previously recognized straight-line rent expense, substantially all of which pertained to prior periods.
“In an increasingly difficult economic environment, we are pleased to report fourth quarter and full year earnings at the upper end of the guidance that we issued last November,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We believe these results reflect our operating discipline and ability to provide consumers with compelling values on quality products without significantly compromising our merchandise margins. During fiscal 2008 we focused on increasing operating efficiencies and managing our costs effectively as sales volume declined. As an example, through carefully managed attrition, we reduced our full-time company-wide headcount by approximately nine percent while operating 18 additional stores over the course of fiscal 2008 and continued to align our part-time store labor to sales levels.”
Mr. Miller continued, “Recognizing that the economy is likely to remain challenging throughout 2009, we remain comfortable with our financial condition as we continue to take the steps we believe are necessary to effectively manage through this recessionary environment. We expect to further reduce our cost structure and manage our cash flow as business conditions warrant. We remain highly disciplined in our inventory management and are taking a conservative approach to new store growth. While we continue to explore opportunities for new locations, we expect to be very cautious in opening new stores until we have greater visibility of a broader economic turnaround.”
Quarterly Cash Dividend
Due to the nearly unprecedented downturn in the economy, the Company’s Board of Directors has determined to reduce the Company’s quarterly cash dividend to $0.05 per share of outstanding common stock, for an annual rate of $0.20 per share. This decision is consistent with the Company’s objective to utilize its capital to maintain a healthy financial condition during these challenging economic times. The quarterly cash dividend of $0.05 per share of outstanding common stock will be paid on March 20, 2009 to stockholders of record as of March 6, 2009.

Share Repurchases
During the fiscal 2008 fourth quarter, the Company repurchased 25,000 shares of its common stock for a total expenditure of $0.2 million. As of the end of fiscal 2008, the Company had approximately $14.2 million available for future stock repurchases under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter. Due to the current challenging economic environment, the Company currently expects to reduce or discontinue share repurchases in fiscal 2009.
Guidance
Given the degree of uncertainty in the current economic environment, the Company will not at this time provide annual same store sales guidance or annual earnings per share guidance for fiscal 2009. The Company will currently provide forward quarter same store sales and earnings per share guidance.
The Company’s guidance for the first quarter of fiscal 2009 assumes that sales will continue to be impacted by the challenging consumer environment. For the fiscal 2009 first quarter, the Company expects a decline in same store sales in the high-single digit range and earnings per diluted share in the range of $0.01 to $0.07. A material improvement or decline in the overall consumer environment could materially impact the Company’s performance relative to this guidance.
Store Openings
The Company opened nine new stores during the fourth quarter of fiscal 2008, bringing its store count at the end of fiscal 2008 to 381 stores, from 363 stores at the end of fiscal 2007. The Company expects the number of new store openings in fiscal 2009 to be substantially lower than fiscal 2008 due to the continued challenging consumer environment.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EST) to discuss financial results for the fiscal 2008 fourth quarter and full year. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 381 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	December 28,	December 30,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$9,058	$9,741
Accounts receivable, net of allowances of $305 and $405, respectively	16,611	14,927
Merchandise inventories, net	232,962	252,634
Prepaid expenses	8,201	7,069
Deferred income taxes	8,333	8,051

Total current assets	275,165	292,422

Property and equipment, net	94,241	93,244
Deferred income taxes	13,363	12,780
Other assets, net of accumulated amortization of $293 and $241, respectively	1,155	1,044
Goodwill	4,433	4,433

Total assets	$388,357	$403,923

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$88,079	$95,310
Accrued expenses	55,862	62,429
Current portion of capital lease obligations	1,942	1,649

Total current liabilities	145,883	159,388

Deferred rent, less current portion	24,960	22,075
Capital lease obligations, less current portion	2,948	2,279
Long-term debt	96,499	103,369
Other long-term liabilities	6,267	7,657

Total liabilities	276,557	294,768

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,004,087 and 22,894,987 shares, respectively; outstanding 21,520,792 and 22,012,691 shares, respectively	230	228
Additional paid-in capital	92,704	90,851
Retained earnings	40,232	34,137
Less: Treasury stock, at cost; 1,483,295 and 882,296 shares, respectively	(21,366)	(16,061)

Total stockholders’ equity	111,800	109,155

Total liabilities and stockholders’ equity	$388,357	$403,923

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

Net sales	$219,609	$232,131	$864,650	$898,292

Cost of sales (1)	148,337	152,911	579,165	589,150

Gross profit (1)	71,272	79,220	285,485	309,142

Selling and administrative expense	64,298	66,918	257,883	256,180

Operating income	6,974	12,302	27,602	52,962

Interest expense	1,287	2,110	5,198	6,614

Income before income taxes	5,687	10,192	22,404	46,348

Income taxes	2,085	4,010	8,500	18,257

Net income (1)	$3,602	$6,182	$13,904	$28,091

Earnings per share:
Basic	$0.17	$0.28	$0.64	$1.25

Diluted	$0.17	$0.28	$0.64	$1.25

Dividends per share	$0.09	$0.09	$0.36	$0.36

Weighted-average shares of common stock outstanding:
Basic	21,415	22,087	21,608	22,465

Diluted	21,415	22,160	21,619	22,559

(1)	In the second quarter of fiscal 2008, the Company recorded a pre-tax charge of $1.5 million to correct an error in its previously recognized straight-line rent expense, substantially all of which related to prior periods and accumulated over a period of 15 years. This charge reduced net income in fiscal 2008 by $0.9 million, or $0.04 per diluted share, and increased the deferred rent liability by $1.5 million and the related deferred income tax asset by $0.6 million on the Company’s consolidated balance sheet. The Company determined this charge to be immaterial to its prior periods’ and current year consolidated financial statements.